UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2022

AssetMark Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38980	30-0774039
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1655 Grant Street, 10th Floor
Concord, California	94520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 521-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	AMK	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2022 (the “Closing Date”), AssetMark Financial Holdings, Inc. (the “Company”), as borrower, amended that certain Credit Agreement dated December 30, 2020 (the “Existing Credit Agreement”) with Bank of Montreal, as administrative agent (the “Administrative Agent”) to, among other things, add a term loan facility by amending and restating the Existing Credit Agreement (the “Restated Credit Agreement”). Joint lead arrangers and joint bookrunners to the Restated Credit Agreement are BMO Capital Markets Corp., JPMorgan Chase Bank, N.A., Truist Securities, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC. Other parties to the Restated Credit Agreement include the existing and future wholly-owned material domestic subsidiaries of the Company, as guarantors (the “Guarantors”), and the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders and letter of credit issuers (the “Lenders”).

The Restated Credit Agreement provides for a senior secured credit facility in an aggregate principal amount of $500,000,000, consisting of a revolving credit facility with commitments in an aggregate principal amount of $375,000,000 (the “Restated Credit Facility”) and a term loan facility with commitments in an aggregate amount of $125,000,000 (the “Term Loans”), with an accordion option to increase the revolving commitments by $100,000,000.

Immediately prior to the Closing Date, $115 million was outstanding under the Existing Credit Agreement; said loans were “cashlessly rolled” to remain outstanding under the Restated Credit Agreement. The remaining portion of the Restated Credit Facility is available to finance the working capital needs and for other general corporate purposes of the Company (including acquisitions, investments, dividends and share repurchases permitted under the Restated Credit Agreement).

The Term Loans bear interest at a rate per annum equal to, at the Company’s option, either (i) SOFR plus a margin based on the Company’s Total Leverage Ratio (as defined in the Restated Credit Agreement) or (ii) the Base Rate (as defined in the Restated Credit Agreement) plus a margin based on the Company’s Total Leverage Ratio. The margin will have ranges of between 0.875% and 2.5% for base rate loans and between 1.875% and 3.5% for SOFR loans The Company will pay a commitment fee based on the average daily unused portion of the commitments under the Restated Credit Facility, a letter of credit fee equal to the margin then in effect with respect to the SOFR loans under the Restated Credit Facility, a fronting fee and any customary documentary and processing charges for any letter of credit issued under the Restated Credit Agreement.

The Restated Credit Agreement provides that the Company may (but is not required to), in consultation with Bank of Montreal in its capacity as a sustainability coordinator, amend the Restated Credit Agreement to establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance targets of the Company and its subsidiaries.  Upon effectiveness of any such amendment, based on the Company’s performance against the KPIs, certain adjustments to the interest margin discussed above may be made.

The Term Loans are subject to quarterly amortization payments and will mature on January 12, 2027.

The Restated Credit Agreement contains (i) certain customary representations and warranties, (ii) certain customary affirmative covenants, (iii) certain customary negative covenants and (iv) certain customary events of default, including certain events of bankruptcy. Upon and during the continuance of a bankruptcy event of default, each borrowing will bear interest at a rate per annum equal to 2.0% plus the rate that otherwise would be applicable to such borrowing.

The foregoing description of the terms of the Restated Credit Agreement is not a complete description thereof and is qualified in its entirety by the full text of such agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 on this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) – Exhibits

Exhibit Number	Description of Exhibit

10.1

Amended and Restated Credit Agreement, dated as of January 12, 2022 by and among AssetMark Financial Holdings, Inc., Bank of Montreal, as the Administrative Agent, the Guarantors party thereto, and the Lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AssetMark Financial Holdings, Inc.

Date: January 13, 2022	/s/ Gary Zyla
Gary Zyla
Chief Financial Officer

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